UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 10, 2010

Date of Report (Date of earliest event reported)

SUMMER INFANT, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-33346	20-1994619
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

1275 PARK EAST DRIVE

WOONSOCKET, RHODE ISLAND 02895

(Address of Principal Executive Offices)  (Zip Code)

(401) 671-6550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

The disclosure provided in Item 5.02 of this Form 8-K is hereby incorporated by reference into this Item 1.01 with respect to the Separation Agreement and Release between Summer Infant, Inc. and Steven Gibree.

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2010, Summer Infant, Inc. (the “Company”) entered into a Separation Agreement and Release with Steven Gibree (the “Agreement”).  Mr. Gibree also resigned as a director of the Company effective December 10, 2010.  His resignation was not the result of any dispute or disagreement with the Company or the Board of Directors.

As previously disclosed, on November 18, 2010, Mr. Gibree ceased employment as Executive Vice President of Product Development of Summer Infant, Inc.  Under the Agreement, in exchange for Mr. Gibree executing a general release of claims he may have against the Company and agreeing not to directly or indirectly compete with the Company, or to solicit employees, customers, or prospective acquisition candidates of the Company for a 12-month period, the Company agreed to continue to pay Mr. Gibree’s $255,000 base salary and to provide him with continued benefits, including health insurance and other benefits provided to him as of the date of his termination, and outplacement services, for a period of 12 months.  In addition, the Company agreed to continue the vesting of his January 2009 stock option award and restricted stock award through January 2011 and to maintain the original expiration date of all Mr. Gibree’s outstanding vested incentive awards.  The Company also agreed to pay Mr. Gibree a lump sum of $85,000 in cash in satisfaction of any 2010 performance cash bonus award which Mr. Gibree may have been eligible to receive.  The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed herewith as Exhibit 10.1

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit
Number	Description

10.1	Separation Agreement and Release, dated as of December 10, 2010, between Summer Infant, Inc. and Steven Gibree.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMER INFANT, INC.

Date: December 13, 2010	By:	/s/ Joseph Driscoll
Joseph Driscoll
Chief Financial Officer

Exhibit Index

Exhibit
Number	Description

10.1	Separation Agreement and Release, dated as of December 10, 2010, between Summer Infant, Inc. and Steven Gibree.